As filed with the Securities and Exchange Commission on May 6, 2003

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

ENTERGY GULF STATES, INC. (Exact name of registrant as specified in its charter)
Texas (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	74-0662730 (I.R.S. Employer No.)
350 Pine Street Beaumont, Texas 77701 (409) 838-6631 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

MARK G. OTTS	NATHAN E. LANGSTON	KIMBERLY M. REISLER
Senior Counsel	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Thelen Reid & Priest LLP
Entergy Services, Inc.	Entergy Gulf States, Inc.	875 Third Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10022-6225
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 603-2207
(504) 576-5228	(504) 576-4326

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

_____________________

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
First Mortgage Bonds, 5.20% Series due December 3, 2007	$200,000,000	$16,180
First Mortgage Bonds, 6% Series due December 1, 2012	$140,000,000	$11,326

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 6, 2003

PROSPECTUS

$340,000,000 FIRST MORTGAGE BONDS

EXCHANGE OFFER
by
ENTERGY GULF STATES, INC.
350 Pine Street, Beaumont, Texas 77701
(409) 838-6631

We are offering to exchange:

    your outstanding unregistered First Mortgage Bonds, 5.20% Series due December 3, 2007 for registered First Mortgage Bonds, 5.20% Series due December 3, 2007, and
    your outstanding unregistered First Mortgage Bonds, 6% Series due December 1, 2012 for registered First Mortgage Bonds, 6% Series due December 1, 2012.

The terms of the registered first mortgage bonds will be identical to that of your unregistered first mortgage bonds, except for certain transfer restrictions, registration rights and interest provisions. The registered first mortgage bonds will be issued under the same indenture as your unregistered first mortgage bonds. The exchange of first mortgage bonds will not be a taxable event for federal income tax purposes.

You will be able to resell them without compliance with the prospectus delivery requirements of the Securities Act of 1933, subject to certain conditions. There is presently no trading market for the registered first mortgage bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the registered first mortgage bonds on a national securities exchange or on the Nasdaq Stock Market.

To exchange your unregistered first mortgage bonds for registered first mortgage bonds, you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 3:00 P.M., New York time, on ___________, 2003. If your unregistered first mortgage bonds are held in book-entry form at The Depository Trust Company, you must instruct The Depositary Trust Company through your signed letter of transmittal that you wish to exchange your unregistered first mortgage bonds for registered first mortgage bonds. When the exchange offer closes, your Depositary Trust Company account will be changed to reflect your exchange of unregistered first mortgage bonds for registered first mortgage bonds.

This prospectus gives you detailed information about the exchange offer. We recommend that you read this entire prospectus, along with the additional information described under the heading "Where You Can Find More Information." Pay particular attention to the matters referred to under "Risk Factors" starting on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The date of this prospectus is ________________, 2003.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. Requests for information should be made to Christopher T. Screen, Assistant Secretary, Entergy Gulf States, Inc., Post Office Box 61000, New Orleans, Louisiana 70161, telephone number (504) 576-4212. To obtain timely delivery, you must request the information no later than _______________, 2003, which is five business days before the expiration date of the exchange offer.

TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                                                                                                                                                                                            1
 RISK FACTORS                                                                                                                                                                                                                                               11
FORWARD-LOOKING INFORMATION                                                                                                                                                                                                     12
THE COMPANY                                                                                                                                                                                                                                               13
WHERE YOU CAN FIND MORE INFORMATION                                                                                                                                                                                    13
RATIO OF EARNINGS TO FIXED CHARGES                                                                                                                                                                                            15
USE OF PROCEEDS                                                                                                                                                                                                                                         15
THE EXCHANGE OFFER                                                                                                                                                                                                                                15
DESCRIPTION OF THE EXCHANGE BONDS                                                                                                                                                                                             23
PLAN OF DISTRIBUTION                                                                                                                                                                                                                              30
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES                                                                                                                                       32
EXPERTS AND LEGALITY                                                                                                                                                                                                                             35

PROSPECTUS SUMMARY

This summary is not complete and only highlights certain information in this prospectus. As a result, this summary may not contain all of the information that is important to you. To understand the exchange offer, you should read this entire Prospectus, the documents incorporated by reference and the exhibits to the registration statement.

The Exchange Offer

When we initially sold the unregistered First Mortgage Bonds, 5.20% Series due December 3, 2007 and the unregistered First Mortgage Bonds, 6% Series due December 1, 2012, which are collectively referred to in this prospectus as the "Outstanding Bonds," we agreed to register similar first mortgage bonds with the Securities and Exchange Commission and to conduct this exchange offer. If we do not complete the exchange offer by _________________, 2003, we will be required to pay additional interest on the Outstanding Bonds. You should read the discussion under the heading "Summary of Terms of the Exchange Bonds" and "Description of the Exchange Bonds" for further information regarding the registered first mortgage bonds. In this prospectus, the registered first mortgage bonds that will be issued in the exchange offer are called "Exchange Bonds."

You will be able to resell the Exchange Bonds without compliance with the prospectus delivery provisions of the Securities Act of 1933 (the "Securities Act"), subject to certain conditions. You should read the discussion under the headings "Summary of Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the Exchange Bonds.

The Company

We were originally incorporated under the laws of the State of Texas in 1925 and were formerly named Gulf States Utilities Company. Our principal executive offices are located at 350 Pine Street, Beaumont, Texas 77701. Our telephone number is 409-838-6631.

We are a public utility company engaged in the generation, distribution and sale of electric energy, having substantially all our operations in the States of Texas and Louisiana. In addition to our principal electric business, we produce and sell steam for industrial use and purchase and retail natural gas in the Baton Rouge, Louisiana area. We serve approximately 701,000 electric customers in southeastern Texas and south Louisiana, of which approximately 48% reside in Louisiana and 52% reside in Texas. We serve approximately 90,000 natural gas customers in the Baton Rouge, Louisiana area. All our outstanding common stock is owned by Entergy Corporation, a Delaware corporation ("Entergy"). Entergy is a public utility holding company registered under the Public Utility Holding Company Act of 1935. We, Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. are the principal operating utility subsidiaries of Entergy. Entergy also owns, among other things, all the common stock of System Energy Resources, Inc., a generating company that owns a nuclear generating station.

Summary of Terms of the Exchange Offer
The Exchange Offer

We are offering to exchange:

  your outstanding unregistered First Mortgage Bonds, 5.20% Series due December 3, 2007 for registered First Mortgage Bonds, 5.20% Series due December 3, 2007 (such registered first mortgage bonds are referred to in this prospectus as the "5.20% Exchange Bonds"), and your outstanding unregistered First Mortgage Bonds, 6% Series due December 1, 2012 for registered First Mortgage Bonds, 6% Series due December 1, 2012 (such registered first mortgage bonds are referred to in this prospectus as the "6% Exchange Bonds").

The Exchange Bonds will be identical to the Outstanding Bonds for which they are exchanged, except for certain transfer restrictions, registration rights and interest provisions. You may exchange Outstanding Bonds only in integral multiples of $1,000.

Once this exchange offer is complete, we will not conduct another exchange offer or register your Outstanding Bonds at any time.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 3:00 P.M., New York time, on _______, 2003 unless we extend it. After you send your letter of transmittal to the exchange agent, if you decide not to exchange your Outstanding Bonds, you can withdraw your letter of transmittal at any time before the exchange offer expires. Any Outstanding Bonds not accepted for exchange for any reason will be returned to you as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Bonds

If you wish to exchange your Outstanding Bonds, you must complete, sign and date the letter of transmittal and deliver it to JPMorgan Chase Bank as exchange agent. The letter of transmittal contains detailed instructions and also requires you to agree to comply with the registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

You may be required to deliver certain documents with your letter of transmittal. If any of those documents are not available or deliverable before the exchange offer expires, you should follow the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery Procedures."

Registration Rights Agreements

The registration rights agreements by and among us and the initial purchasers of the Outstanding Bonds entitle you to exchange your Outstanding Bonds for Exchange Bonds with substantially identical terms. This exchange offer satisfies this right.

If we are unable to complete the exchange offer because of a change in the position of the Securities and Exchange Commission or a violation of applicable law, we will file a shelf registration statement covering resales of your Outstanding Bonds. We will then use our best efforts to enable you to use the shelf registration statement to resell your Outstanding Bonds for two years after the respective original issue date of the Outstanding Bonds or until all the Outstanding Bonds covered by the shelf registration statement have been sold or otherwise cease to be "registrable bonds" within the meaning of the registration rights agreements.

Failure to Tender Outstanding Bonds

If you do not tender your Outstanding Bonds or we do not accept your tender because, among other things, you invalidly tendered your Outstanding Bonds, you will not be entitled to any further registration rights under the registration rights agreements, except under limited circumstances. Your Outstanding Bonds, will, however, remain outstanding and continue to accrue interest.

Resales

We believe that you will be able to resell the Exchange Bonds without compliance with the registration and prospectus delivery provisions of the Securities Act provided:

  you acquire the Exchange Bonds in the ordinary course of your business;
  you are not participating and do not intend to participate in a distribution of the Exchange Bonds; and
  you are not an "affiliate" of ours.

If you do not meet these requirements, you may only transfer Exchange Bonds if you comply with the prospectus delivery and registration requirements of the Securities Act; otherwise, you may incur liability under the Securities Act. We will not assume or indemnify you against such liability.

Certain Federal Income Tax Consequences	For a discussion of certain federal income tax considerations relating to the exchange of Outstanding Bonds for Exchange Bonds, see "Material United States Federal Income Tax Consequences."
Regulatory Approvals

Except for the registration of the exchange offer under the Securities Act, no federal or state regulatory requirements must be complied with and no federal or state approvals must be obtained in connection with the exchange offer. To register the exchange offer under the Securities Act, we filed with the Securities and Exchange Commission a registration statement on Form S-4. This prospectus constitutes a part of that registration statement.

Dissenters' Rights	You will not have any dissenters' rights of appraisal with respect to the exchange offer.
Certain Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive. These conditions are more fully described later in this prospectus under "The Exchange Offer-Certain Conditions to the Exchange Offer."

Use of Proceeds	We will receive no proceeds from the exchange of Outstanding Bonds pursuant to the exchange offer.
Exchange Agent

JPMorgan Chase Bank is the exchange agent. You may call JPMorgan Chase Bank at (800) 275-2048 or write to JPMorgan Chase Bank at the following address: JPMorgan Chase Bank, Customer Service, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201.

Summary of Terms of the Exchange Bonds
Issuer	Entergy Gulf States, Inc.
Exchange Bonds	We will issue up to: $200 million principal amount of 5.20% Exchange Bonds, and $140 million principal amount of 6% Exchange Bonds.
Maturity Dates	The 5.20% Exchange Bonds will mature on December 3, 2007. The 6% Exchange Bonds will mature on December 1, 2012.
Interest Payment Dates	June 1 and December 1, commencing December 1, 2003. Interest on your Outstanding Bonds will cease to accrue as soon as interest begins to accrue on your Exchange Bonds.
Optional Redemption of 5.20% Exchange Bonds

The 5.20% Exchange Bonds are redeemable at our option, in whole or in part, upon not less than 30 days' notice nor more than 60 days' notice at any time prior to December 1, 2004, at a redemption price equal to the greater of

  100% of the principal amount, and
  the sum of the present values of the remaining scheduled principal and interest payments (other than interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at a rate equal to 0.25% plus the rate on a United States Treasury security with a comparable maturity; or

on or after December 1, 2004, or on any March 1, June 1, September 1, or December 1 thereafter, and prior to maturity, at a redemption price equal to 100% of the principal amount, plus, in each case, accrued and unpaid interest to the redemption date.

Optional Redemption of 6% Exchange Bonds

The 6% Exchange Bonds are redeemable at our option, in whole or in part, upon not less than 30 days' notice nor more than 60 days' notice at any time prior to December 1, 2007, at a redemption price equal to the greater of

  100% of the principal amount, and
  the sum of the present values of the remaining scheduled principal and interest payments (other than interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at a rate equal to 0.30% plus the rate on a United States Treasury security with a comparable maturity; or

on or after December 1, 2007 and prior to maturity, at a redemption price equal to 100% of the principal amount, plus, in each case, accrued and unpaid interest to the redemption date.

Indenture	The Exchange Bonds will be issued under and secured by our indenture of mortgage, under which JPMorgan Chase Bank is the trustee.
Security

The Exchange Bonds will be secured, equally and ratably with all other first mortgage bonds issued and outstanding under our indenture, by a direct first mortgage lien on all our principal properties, including principal properties acquired by us after the date of the indenture, except the following properties:

  bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, other evidences of indebtedness, and other securities;
  merchandise held for sale;
  materials and supplies;
  fuel;
  aircraft, automobiles, trucks, and other vehicles;
  oil, gas, and other minerals underlying mortgaged lands;
  office furniture, equipment, and supplies; and
  certain other properties.

The first mortgage lien is subject to:

  the prior lien of the trustee for its compensation, expenses, and liability;
  easements, leases, contracts, covenants, liens, and other encumbrances and defects that are customarily encountered in comparable utility systems and that are not of a character that would interfere materially with the use and operation of such properties;
  current taxes;
  other liens and encumbrances that are minor and that do not secure the payment of money; and
  permitted encumbrances on our bondable property, franchises, and permits.

The indenture permits us to acquire bondable property subject to prior liens.

Sinking Fund	There is no sinking fund, maintenance and improvement fund, or similar fund with respect the Exchange Bonds.
Dividend Covenant

So long as Exchange Bonds are outstanding, we will not

  declare any dividend on any of our common stock (other than a dividend payable in common stock), make any distribution on our common stock, or
  purchase or retire any of our common stock (other than in exchange for or from the proceeds of any other shares of our capital stock)

if the aggregate amount so declared, distributed, or expended from December 31, 1945 to the declaration date for any such dividend or the payment date for any such distribution, purchase, or retirement would exceed an amount equal to

  $378,000 plus
  the aggregate of our net income available for dividends on our common stock accumulated after December 31, 1945 to a date no earlier than the end of the second calendar month preceding such declaration date or payment date.

Issuance of Additional First Mortgage Bonds

Subject to a limitation of not more than $100,000,000,000 of principal amount of first mortgage bonds being outstanding at any one time, we may issue under our indenture additional first mortgage bonds ranking equally and ratably with the Exchange Bonds. The indenture permits us to issue first mortgage bonds in an aggregate principal amount not exceeding 60% of available net property additions, against the deposit of cash with the trustee, or
  against the retirement of either or both first mortgage bonds and refundable indebtedness.

As of March 31, 2003, we had approximately $2,500,000,000 of available net property additions and $1,276,000,000 of available debt retirements entitling us to issue approximately $1,500,000,000 in principal amount of first mortgage bonds on the basis of available net property additions and $788,322,000 in principal amount of first mortgage bonds on the basis of retirement of first mortgage bonds without an earnings coverage test.

Defaults

The following are events of default under the indenture:

  a default in payment of principal when due;
  a default for 30 days in payment of interest after due;
  a default for 60 days in satisfaction of sinking and improvement fund obligations;
  a default under the covenants, conditions, and agreements in the indenture on our part for 90 days after notice; and
  certain events in bankruptcy, insolvency, receivership, or reorganization proceedings.

The right of any holder of Exchange Bonds to receive payment of the principal of, and interest on, Exchange Bonds on or after the payment due date cannot be impaired or affected without the consent of the holder.

Amendment of Indenture

The consent of each holder of Exchange Bonds is required to do the following:

  extend the maturity of the Exchange Bonds;
  reduce the rate or extend the time of payment of interest on the Exchange Bonds;
  reduce the amount of principal of the Exchange Bonds;
  permit the creation of any lien not otherwise permitted prior to or on a parity with the lien of the indenture; or
  reduce the percentage of holders of first mortgage bonds required to approve a modification of the indenture.

Except as noted above, the indenture and the rights and obligations of the holders of first mortgage bonds may not be modified without the consent of the holders of at least 75% in aggregate principal amount of the outstanding first mortgage bonds and at least 60% in aggregate principal amount of each series of outstanding first mortgage bonds affected by the modification.

Satisfaction and Discharge

The indenture trustee will surrender the trust estate (other than cash for the payment of first mortgage bonds) if, as permitted by the indenture, we should pay or provide for payment of the entire indebtedness on all first mortgage bonds and pay all other sums due under the indenture.

Selected Financial Data

Set forth below are certain selected financial and other data about us for the periods indicated. This information should be read in conjunction with our 2002 financial statements and other information included or incorporated by reference in this prospectus. The selected financial data for each of the years in the five-year period ended December 31, 2002 are derived from our audited financial statements and notes thereto, which have been prepared in accordance with generally accepted accounting principles.

	2002	2001	2000	1999	1998
(In Thousands)
Operating revenues	$ 2,183,879	$ 2,648,560	$ 2,511,240	$ 2,127,208	$ 1,853,809
Net income	$ 174,078	$ 179,444	$ 180,343	$ 125,000	$ 46,393
Total assets	$ 6,507,857	$ 6,209,741	$ 6,134,017	$ 5,733,022	$ 6,293,744
Long-term obligations (1)	$ 2,093,700	$ 2,130,245	$ 1,978,149	$ 1,966,269	$ 1,993,811

(1) Includes long-term debt (excluding currently maturity debt), preferred stock with sinking fund, preferred securities of subsidiary trust, and noncurrent capital lease obligations.
	2002	2001	2000	1999	1998
	(Dollars In Thousands)
Electric Operating Revenues:
Residential	$ 699,900	$ 787,960	$ 717,453	$ 607,875	$ 605,759
Commercial	502,115	587,148	505,346	430,291	422,944
Industrial	694,748	945,733	870,594	718,779	704,393
Governmental	33,958	38,215	32,939	28,475	35,930
Total retail	1,930,721	2,359,056	2,126,332	1,785,420	1,769,026
Sales for resale:
Associated companies	28,085	72,961	93,675	38,416	14,172
Non-associated companies	138,813	146,092	112,522	109,132	112,182
Other (1)	44,254	12,727	138,355	149,390	(117,796)
Total	$ 2,141,873	$ 2,590,836	$ 2,470,884	$ 2,082,358	$ 1,777,584
Billed Electric Energy
Sales (GWh):
Residential	9,502	9,059	9,405	8,929	8,903
Commercial	7,894	7,668	7,660	7,310	6,975
Industrial	15,887	16,658	17,960	17,684	18,158
Governmental	477	452	450	425	560
Total retail	33,760	33,837	35,475	34,348	34,596
Sales for resale:
Associated companies	708	1,087	1,381	677	380
Non-associated companies	4,391	3,305	3,248	3,408	3,701
Total Electric Department	38,859	38,229	40,104	38,433	38,677

(1) 1998 includes the effects of a reserve for rate refund.

RISK FACTORS

You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information" immediately following the risk factors.

If you do not exchange your Outstanding Bonds in the exchange offer, you may be required to hold them indefinitely; in addition, there is no existing public market for the Outstanding Bonds, and it is unlikely that a public market for them will develop.

If you do not exchange your Outstanding Bonds for Exchange Bonds in the exchange offer, the transfer restrictions printed on your Outstanding Bonds will continue to apply. These restrictions arise because your Outstanding Bonds were not registered under the Securities Act and applicable state securities laws. In general, your Outstanding Bonds may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the Outstanding Bonds indefinitely, unless a registration statement with respect to the Outstanding Bonds is filed and becomes effective. After the exchange offer is completed, we will have no obligation, and do not intend, to register your Outstanding Bonds under the Securities Act. In addition, if you tender your Outstanding Bonds in the exchange offer for purposes of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your Exchange Bonds. We expect that the outstanding aggregate principal amount of the Outstanding Bonds will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Bonds at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Bonds. There is no existing public market for the Outstanding Bonds, and a public market might not ever develop. See "The Exchange Offer."

We face uncertainties under a 1999 law that provides for retail open access in Texas.

In 1999, the Texas legislature enacted a law providing for competition through retail open access in the electric utility industry in Texas. The law provided for retail open access by most investor-owned electric utilities in Texas commencing January 1, 2002. With retail open access, generation and a new retail electric provider will become competitive businesses, but transmission and distribution operations will continue to be regulated.

The Public Utility Commission of Texas (the "PUCT") delayed retail open access in our Texas service territory due to concerns about whether the market was ready for retail open access. As required by law, we have made numerous filings with the PUCT, including our filing of a plan to separate our generation, transmission, distribution, and retail electric functions into separate companies. In April, 2003, the PUCT issued an order establishing a sequence of events and contemplating that, subject to the satisfactory outcome of those events, including a finding by the PUCT that the relevant Texas power region can offer fair competition and reliable service, retail open access under an interim solution may begin in either the first or the second quarter of 2004. While the PUCT has approved a basic business separation plan for us in Texas, several other proceedings necessary to implement retail open access are still pending in Texas. In addition, neither the SEC nor the Louisiana Public Service Commission (the "LPSC") has approved certain matters needed for retail open access to begin in Texas. Delay in the start of retail open access may delay or jeopardize the regulatory approvals needed to comply with Texas, Louisiana, and federal law and may therefore have an adverse effect on us and the trading market for the Exchange Bonds.

Ownership of a nuclear generating facility creates business, financial and waste disposal risks.

We own the River Bend Steam Electric Generating Station, a 966-megawatt nuclear powered generating station. One of our affiliates operates River Bend under an arrangement providing that we are responsible for all the operating costs. As a result, we are subject to the risks arising from owning and operating a nuclear generating facility. These include the risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives (the operating license for River Bend expires in 2025).

In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal regulators as well as governing bodies in some localities for legislative and regulatory changes that could lead to the shut down of nuclear units, denial of life extension applications, municipalization of nuclear units, restrictions on nuclear units as a result of unavailability of sites for spent nuclear fuel disposal, or other adverse effects on owning and operating nuclear power plants. If any of the proposals relating to legislative and regulatory changes became effective, it could have a material adverse effect on our results of operation or financial condition.

FORWARD-LOOKING INFORMATION

From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Those statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, they may not prove to be correct.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those results expressed or implied in the statements. Some of those factors (in addition to other factors described elsewhere in this prospectus, any prospectus supplement, and subsequent securities filings) include:

    resolution of pending and future rate cases and negotiations and other regulatory decisions, including those decisions related to our utility supply plan;
    our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;
    the performance of our generating plants, and particularly the capacity factor at our nuclear generating facility;
    changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;
    the prices and availability of power that we must purchase for our utility customers;
    changes in the financial markets, particularly those markets affecting the availability of capital and our ability to refinance existing debt and to fund capital expenditures;
    actions of rating agencies, including changes in the ratings of debt and preferred stock;
    changes in inflation and interest rates;
    volatility and changes in markets for electricity, natural gas, and other energy-related commodities;
    changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization;
    changes in environmental and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances;
    the economic climate, and particularly growth in our service territory;
    variations in weather, hurricanes, and other natural disasters;
    advances in technology;
    the potential impacts of threatened or actual terrorism and war;
    the potential impact of changes in federal, state and local tax laws;
    the effects of litigation;
    changes in accounting standards;
    changes in corporate governance and securities law requirements; and
    our ability to attract and to retain talented management and directors.

THE COMPANY

We were originally incorporated under the laws of the State of Texas in 1925 and were formerly named Gulf States Utilities Company. Our principal executive offices are located at 350 Pine Street, Beaumont, Texas 77701. Our telephone number is 409-838-6631.

We are a public utility company engaged in the generation, distribution and sale of electric energy, having substantially all our operations in the States of Texas and Louisiana. In addition to our principal electric business, we produce and sell steam for industrial use and purchase and retail natural gas in the Baton Rouge, Louisiana area. We serve approximately 701,000 electric customers in southeastern Texas and south Louisiana, of which approximately 48% reside in Louisiana and 52% reside in Texas. We serve approximately 90,000 natural gas customers in the Baton Rouge, Louisiana area. All of our outstanding common stock is owned by Entergy Corporation, a Delaware corporation ("Entergy"). Entergy is a public utility holding company registered under the Public Utility Holding Company Act of 1935. We, Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. are the principal operating utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company that owns the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

We are subject to the jurisdiction of the municipal authorities of incorporated cities in Texas as to retail rates and services that we provide within their boundaries, with appellate jurisdiction over such matters residing in the PUCT. We are also subject to regulation by the PUCT as to retail rates and services that we provide in rural areas, certification of new generating plants and extensions of service into new areas in Texas. We are subject to regulation by the LPSC as to electric and gas service, rates and charges, certification of generating facilities and power or capacity purchase contracts, depreciation, accounting and other matters involving the territories served by us in Louisiana.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our filings are available to the public on the Internet at the SEC's website located at http:// www.sec.gov. You may read and copy any document at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2002 and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement and any such filings made prior to the time that the exchange offer is consummated.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http:// www. entergy.com, or by writing or calling us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy Gulf States, Inc.
Post Office Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

The information contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the exchange offer. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, the Exchange Bonds, or the exchange offer, refer to the registration statement and the exhibits filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference room of the SEC at the address set forth above. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the registration statement.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us.

Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or the dates that documents incorporated by reference in this prospectus were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended December 31,
1998	1999	2000	2001	2002
1.40	2.18	2.60	2.36	2.49

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Bonds in exchange for the Outstanding Bonds tendered pursuant to the exchange offer. In consideration for the issuance of the Exchange Bonds as contemplated by this prospectus, we will receive in exchange an identical principal amount of Outstanding Bonds. The Exchange Bonds will have terms substantially identical to the Outstanding Bonds for which they are exchanged. We will cancel and retire all the Outstanding Bonds surrendered in exchange for the Exchange Bonds, and such Outstanding Bonds may not be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The outstanding unregistered First Mortgage Bonds, 5.20% Series due December 3, 2007 (which are referred to in this prospectus as the "5.20% Outstanding Bonds") were sold by us to the initial purchasers of those first mortgage bonds on November 7, 2002. The outstanding unregistered First Mortgage Bonds, 6% Series due December 1, 2012 (which are referred to in this prospectus as the "6% Outstanding Bonds") were sold by us to the initial purchasers of those first mortgage bonds on November 26, 2002. In connection with the sale of the Outstanding Bonds, we and the initial purchasers of the Outstanding Bonds entered into registration rights agreements, pursuant to which we agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Bonds for Exchange Bonds with terms substantially identical to the Outstanding Bonds (except that the Exchange Bonds would not contain terms with respect to transfer restrictions, registration rights and penalty interest) within 180 days after the respective date of original issuance of the Outstanding Bonds and (ii) to use our best efforts to cause such registration statement to become effective under the Securities Act within 270 days after such respective issue date. If applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if certain holders of the Outstanding Bonds notify us that they are not permitted to participate in, or would not receive freely tradeable Exchange Bonds pursuant to, the exchange offer, we will use our best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Bonds (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until two years after the respective original issue date of the Outstanding Bonds or until all the Outstanding Bonds have been sold or otherwise cease to be "registrable bonds" within the meaning of the registration rights agreements. The interest rate on the Outstanding Bonds is subject to increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreements. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means the registered holder of Outstanding Bonds or any other person who has obtained a properly completed bond power from a registered holder.

Resale of Exchange Bonds

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Bonds issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Bonds are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Bonds. A holder of Outstanding Bonds that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Bonds from us to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Bonds in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Bonds. Any holder who tenders in the exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Bonds cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Bonds only as specifically set forth herein. Each broker-dealer that receives Exchange Bonds for its own account in exchange for Outstanding Bonds that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. See "Plan of Distribution."

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Outstanding Bonds properly tendered and not withdrawn prior to 3:00 P.M. New York time on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Bonds in exchange for each $1,000 principal amount of Outstanding Bonds surrendered pursuant to the exchange offer. Outstanding Bonds may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Bonds will be the same as the form and terms of the Outstanding Bonds, except that the Exchange Bonds will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Bonds will evidence the same debt as the Outstanding Bonds. The Exchange Bonds will be issued under and entitled to the benefits of the indenture that also authorized the issuance of the Outstanding Bonds, such that the 5.20% Outstanding Bonds and the 5.20% Exchange Bonds will be treated as a single series of first mortgage bonds under the indenture, and the 6% Outstanding Bonds and the 6% Exchange Bonds will be treated as a single series of first mortgage bonds under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Bonds being tendered for exchange. Holders of Outstanding Bonds do not have any appraisal or dissenters' rights in connection with the exchange offer.

As of the date of this prospectus, $340,000,000 aggregate principal amount of the Outstanding Bonds are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Outstanding Bonds. There will be no fixed record date for determining registered holders of Outstanding Bonds entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder. Outstanding Bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the respective registration rights agreements.

We shall be deemed to have accepted for exchange properly tendered Outstanding Bonds when, as and if we shall have given oral or written notice thereof to the exchange agent and complied with the applicable provisions of the registration rights agreements. The exchange agent will act as agent for the tendering holders for purposes of receiving the Exchange Bonds from us. We expressly reserve the right to amend or to terminate the exchange offer and not to accept for exchange any Outstanding Bonds not theretofore accepted for exchange upon the occurrence of any of the conditions specified below under "-Certain Conditions to the Exchange Offer."

Holders who tender Outstanding Bonds in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Bonds pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-Fees and Expenses."

Expiration Date; Extensions; Amendments

The term "Expiration Date" shall mean 3:00 P.M. New York time on ______________, 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Bonds an announcement thereof, each prior to 9:00 A.M. New York time on the next business day after the Expiration Date.

We reserve the right, in our sole discretion, (i) to delay accepting for exchange any Outstanding Bonds, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" shall have occurred, shall exist or shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent or (ii) to amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the Outstanding Bonds. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Bonds. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such extended period.

Certain Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Bonds for, any Outstanding Bonds, and may terminate the exchange offer as provided herein before the acceptance of any Outstanding Bonds for exchange, if we determine, in our reasonable discretion, that:

    an action or proceeding that would reasonably be expected to impair materially our ability to proceed with the exchange offer is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer; or
    a law, statute, rule or regulation that would reasonably be expected to impair materially our ability to proceed with the exchange offer is proposed, adopted or enacted or an existing law, statute, rule or regulation is interpreted in a manner that might materially impair our ability to proceed with the exchange offer; or
    a governmental approval that we deem necessary for the consummation of the exchange offer as contemplated hereby has not been obtained.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Bonds not theretofore accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Bonds as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M. New York time on the next business day after the previously scheduled Expiration Date.

The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Outstanding Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Outstanding Bonds, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of Outstanding Bonds may tender such Outstanding Bonds in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent. In addition, either (i) Outstanding Bonds must be received by the exchange agent along with the letter of transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Bonds, if such procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the exchange agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "The Exchange Offer-Exchange Agent" prior to 3:00 P.M. New York time on the Expiration Date.

The tender by a holder that is not properly withdrawn will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF OUTSTANDING BONDS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING BONDS SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Each holder of Outstanding Bonds who wishes to exchange Outstanding Bonds for Exchange Bonds in the exchange offer will be required to make certain representations, including representations that (i) any Exchange Bonds to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in and does not intend to engage in a distribution of the Exchange Bonds and (iii) it is not an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act, or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Signatures on a letter of transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Bonds tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal (an "Eligible Institution").

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Bonds listed therein, such Outstanding Bonds must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Bonds with the signature thereon guaranteed by an Eligible Institution.

If the letter of transmittal or any Outstanding Bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Bonds and withdrawal of tendered Outstanding Bonds will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Bonds not properly tendered or any Outstanding Bonds if acceptance would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Bonds. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Bonds must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Bonds, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Bonds will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In all cases, issuance of Exchange Bonds for Outstanding Bonds that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of Outstanding Bonds or a timely Book-Entry Confirmation of such Outstanding Bonds into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered Outstanding Bonds are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer or if Outstanding Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Bonds will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Bonds tendered by book-entry transfer into the exchange agent's account at the Book Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Outstanding Bonds will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Outstanding Bonds at the Book-Entry Transfer Facility for purposes of the exchange offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Bonds by causing the Book-Entry Transfer Facility to transfer such Outstanding Bonds into the exchange agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Outstanding Bonds may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Outstanding Bonds and (i) whose Outstanding Bonds are not immediately available or (ii) who cannot deliver their Outstanding Bonds, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date, may effect a tender if:

(a) the tender is made through an Eligible Institution;

(b) prior to the Expiration Date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Bonds and the principal amount of Outstanding Bonds tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal (or facsimile thereof) and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(c) such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Outstanding Bonds in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the Expiration Date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Bonds according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Outstanding Bonds may be withdrawn at any time prior to 3:00 P.M. New York time on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the exchange agent at one of the addresses set forth below under "-Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Bonds to be withdrawn, identify the Outstanding Bonds to be withdrawn (including the principal amount of such Outstanding Bonds), and (if certificates for Outstanding Bonds have been transmitted) specify the name in which such Outstanding Bonds were registered, if different from that of the withdrawing holder. If certificates for Outstanding Bonds have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Bonds have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Bonds and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Outstanding Bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Bonds that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Bonds tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Bonds will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Bonds) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Bonds may be retendered by following one of the procedures described under "-Procedures for Tendering" above at any time on or prior to the Expiration Date.

Exchange Agent

JPMorgan Chase Bank has been appointed as exchange agent of the exchange offer. JPMorgan Chase Bank is also the trustee under the indenture governing the Outstanding Bonds and the Exchange Bonds. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:
By Hand or Overnight Courier or Registered or Certified Mail: JPMorgan Chase Bank ITS Bond Events 2001 Bryan Street 9th Floor Dallas, Texas 75201 Attention: Mr. Frank Ivins	By Facsimile: (214) 468-6494 (For Eligible Institutions Only) Confirm by Telephone: (214) 468-6464

Delivery to an address other than THAT listed above, or transmissions of instructions to a facsimile number other than THAT listed above, will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing and mailing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Bonds pursuant to the exchange offer. If, however, certificates representing Outstanding Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Bonds tendered, or if tendered Outstanding Bonds are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Bonds pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of Outstanding Bonds who do not exchange their Outstanding Bonds for Exchange Bonds pursuant to the exchange offer will continue to be subject to the restrictions on transfer, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Bonds pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Bonds may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Outstanding Bonds. Please refer to the section in this prospectus entitled "Material United States Federal Income Tax Consequences."

As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Bonds pursuant to the terms of, this exchange offer, we will have fulfilled covenants contained in the registration rights agreements. If you do not tender your Outstanding Bonds in the exchange offer, you will be entitled to all the rights and limitations applicable to the Outstanding Bonds under the indenture, except for any rights under the registration rights agreements that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the rights to require us to register your Outstanding Bonds or pay additional interest. We do not currently anticipate that we will register the Outstanding Bonds under the Securities Act. See "Risk Factors."

DESCRIPTION OF THE EXCHANGE BONDS

General

The Exchange Bonds are to be issued under and secured by our Indenture of Mortgage dated September 1, 1926, as supplemented and modified by the Seventh Supplemental Indenture dated as of May 1, 1946, and as further heretofore and as may be from time to time hereafter supplemented and modified by supplemental indentures thereto (the "indenture"), under which JPMorgan Chase Bank is trustee. The first mortgage bonds of all series that have been and may be issued under the indenture, including the Exchange Bonds, are referred to under this caption as "first mortgage bonds."

 The statements herein concerning the Exchange Bonds and certain provisions of the indenture are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the indenture for complete statements and for the definitions of various terms and phrases.

Interest and Maturity

The 5.20% Exchange Bonds will mature on December 3, 2007 and will be issued in the aggregate principal amount of $200,000,000. The 6% Exchange Bonds will mature on December 1, 2012 and will be issued in the aggregate principal amount of $140,000,000. Interest on the 5.20% Exchange Bonds will accrue at the rate of 5.20% per year, and interest on the 6% Exchange Bonds will accrue at the rate of 6% per year. Interest on the Exchange Bonds will be calculated on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on the Exchange Bonds on June 1 and December 1 of each year, and at maturity, to holders of record at the close of business on the Business Day before each interest payment date. We will begin paying interest on the Exchange Bonds on December 1, 2003. Interest starts to accrue from the date that the Exchange Bonds are issued.

If any interest payment date falls on a day that is not a Business Day, the payment of interest will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after the interest payment date. If the maturity date of the Exchange Bonds or any redemption date falls on a day that is not a Business Day, the payment of principal (and premium, if any) and interest (to the extent payable with respect to the principal amount being redeemed if on a redemption date) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or such redemption date.

Form and Transfer

The Exchange Bonds will be represented by global certificates without coupons registered in the name of a nominee of The Depository Trust Company ("DTC"). As long as the Exchange Bonds are registered in the name of DTC or its nominee, we will pay principal, premium, if any, and interest due on the bonds to DTC. DTC will then make payment to its Participants (as defined herein) for disbursement to the Beneficial Owners (as defined herein) of the Exchange Bonds. See "-Book-Entry Securities." While the indenture provides that we may charge up to $2 per bond in connection with transfers, it is not our present intention to do so with regard to the Exchange Bonds.

Optional Redemption of 5.20% Exchange Bonds

The 5.20% Exchange Bonds will be redeemable at our option, in whole or in part, on not less than 30 days' nor more than 60 days' notice, (i) at any time prior to December 1, 2004, at a redemption price equal to the greater of (a) 100% of the principal amount of the 5.20% Exchange Bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the 5.20% Exchange Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.25%, or (ii) on or after December 1, 2004, or on any March 1, June 1, September 1 or December 1 thereafter and prior to maturity of the 5.20% Exchange Bonds, at a redemption price equal to 100% of the principal amount of the 5.20% Exchange Bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

Optional Redemption of 6% Exchange Bonds

The 6% Exchange Bonds will be redeemable at our option, in whole or in part, on not less than 30 days' nor more than 60 days' notice, (i) at any time prior to December 1, 2007, at a redemption price equal to the greater of (a) 100% of the principal amount of the 6% Exchange Bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the 6% Exchange Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.30%, or (ii) at any time on or after December 1, 2007 and prior to maturity of the 6% Exchange Bonds, at a redemption price equal to 100% of the principal amount of the 6% Exchange Bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

Certain Definitions

"Adjusted Treasury Rate" means, with respect to any redemption date for an Exchange Bond:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of such Exchange Bond, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date of such Exchange Bond.

"Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

"Comparable Treasury Issue" means, with respect to an Exchange Bond, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of such Exchange Bond that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Bond.

"Comparable Treasury Price" means, with respect to any redemption date of an Exchange Bond, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Independent Investment Banker" means, with respect to an Exchange Bond, one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

"Reference Treasury Dealer" means, with respect to the 5.20% Exchange Bonds, (1) Lehman Brothers Inc., Banc One Capital Markets, Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

"Reference Treasury Dealer" means, with respect to the 6% Exchange Bonds, (1) ABN AMRO Incorporated, Barclays Capital Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

"Referenced Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date with respect to an Exchange Bond, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 P.M. on the third Business Day preceding such redemption date.

Security

In the opinion of our counsel named in the third paragraph under "Experts and Legality" herein, the Exchange Bonds will be secured, equally and ratably with all other first mortgage bonds issued and outstanding under the indenture, by a valid and direct first mortgage lien on all our principal properties (except as stated below), subject only to (i) the prior lien of the trustee for its compensation, expenses and liability, (ii) such easements, leases, contracts, covenants, liens and other encumbrances and defects as are customarily encountered in comparable utility systems and are not of a character that would interfere materially with the use and operation of such properties, (iii) current taxes, (iv) other liens or encumbrances that are of a minor nature and that do not secure the payment of money, and (v) permitted encumbrances on our bondable property, franchises and permits.

There are excepted from the lien of the indenture bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, other evidences of indebtedness and other securities; merchandise held for sale; materials and supplies; fuel; aircraft, automobiles and trucks, etc.; oil, gas, and other minerals underlying mortgaged lands; office furniture, equipment and supplies; and certain other properties.

The indenture permits us to acquire bondable property subject to prior liens. The indenture contains provisions subjecting to the lien thereof all property that we may acquire after the date of the indenture except property of the character expressly excepted and subject to certain limitations in cases of merger and consolidation.

Property Subject to Prior Liens

Property subject to any prior lien cannot constitute property additions for use as a basis for action or credit under the indenture, unless such lien is established as a refundable lien and (i) the principal amount of the outstanding indebtedness secured by such prior lien will not exceed 60% of the amount of the property subject thereto, (ii) the total principal amount of the prior lien indebtedness to be outstanding will not exceed 15% of the total principal amount of the first mortgage bonds then outstanding and first mortgage bonds that we would then be entitled to have authenticated and delivered, and (iii) the principal amount of prior lien indebtedness being established as refundable will not exceed 60% of available net additions.

Issuance of Additional First Mortgage Bonds

Additional first mortgage bonds ranking equally and ratably with the Exchange Bonds may be issued under the indenture, subject to the limitation that the aggregate principal amount of first mortgage bonds at any one time outstanding shall not exceed $100 billion. Such additional first mortgage bonds may be authenticated and delivered (i) in an aggregate principal amount not exceeding 60% of available net additions, (ii) against the deposit of cash with the trustee, and (iii) against the retirement of first mortgage bonds and/or refundable indebtedness. Cash deposited with the trustee pursuant to clause (ii) above may be withdrawn to the extent of 60% of available net additions or 100% of available debt retirements of first mortgage bonds or refundable indebtedness.

As of March 31, 2003, we had approximately $2,500,000,000 of available net additions and $1,276,000,000 of available debt retirements, entitling us to issue approximately $1,500,000,000 in principal amount of first mortgage bonds on the basis of available net additions and $788,322,000 in principal amount of first mortgage bonds on the basis of retirement of first mortgage bonds without an earnings coverage test.

Release and Substitution of Property

Properties subject to the lien of the indenture may be released against (i) the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations; (ii) the deposit of the proceeds under a prior lien; (iii) available net additions; and (iv) available debt retirements of first mortgage bonds or refundable indebtedness. No prior notice to bondholders is required in connection with releases but subsequent reports are required in certain cases. In the event of the sale, taking or release of all or substantially all of our bondable property not subject to any nonrefundable prior lien, the proceeds must be applied to the purchase or redemption of first mortgage bonds or refundable indebtedness.

Covenant as to Dividends

So long as any first mortgage bonds issued on or before the consummation of the exchange offer, including the Exchange Bonds, are outstanding, we will not declare any dividend (other than dividends payable in our common stock) on any shares of our common stock, unless such dividend is declared to be payable within 60 days after the date of declaration thereof and, further, we will not (a) declare any such dividend or make any other distribution on any shares of our common stock, or (b) purchase or otherwise retire for a consideration (other than in exchange for or from the proceeds of other shares of our capital stock) any shares of our common stock, if the aggregate amount so declared, distributed or expended from and after December 31, 1945, to and including the date of declaration in the case of a dividend and the date of payment in any other case, would exceed the aggregate of our net income available for dividends on our common stock accumulated after December 31, 1945, to and including a date not earlier than the end of the second calendar month preceding the date of declaration in the case of a dividend and the date of payment in any other case, plus the sum of $378,000.

No Sinking Fund

There is no sinking fund, maintenance and improvement fund or similar fund with respect to the Exchange Bonds.

Trustee

At stated intervals of not more than 12 months, the trustee is required to report to the holders of the first mortgage bonds certain events, if any have occurred, including any change in its eligibility or qualifications and, if the first mortgage bonds are in default, the creation of or any change in its relationship to us that constitutes a conflicting interest. In certain cases the trustee is required to share the benefit of payments received as a creditor within three months prior to default. From time to time, we may maintain deposit accounts with, and borrow funds from, the trustee. The holders of a majority of the aggregate principal amount of the first mortgage bonds may require the trustee to take certain action under the indenture, including the enforcement of the lien thereof, as further described under "-Defaults and Notice Thereof" below. Before acting, among other conditions, the trustee may require indemnification satisfactory to it.

Defaults and Notice Thereof

An event of default is defined as a default in payment of principal or premium (if any) when due; a default for 30 days in payment of interest after due; a default for 60 days in satisfaction of sinking and improvement fund obligations; a default under the covenants, conditions and agreements contained in the indenture on our part for 90 days after notice by the trustee or the holders of 15% of the aggregate principal amount of the outstanding first mortgage bonds; and certain events in bankruptcy, insolvency, receivership or reorganization proceedings. We are required to deliver annually to the trustee an officers' certificate stating whether or not, to the best of the knowledge of the signers, any default exists. The trustee is required to give certain notice to the holders of the first mortgage bonds after the occurrence of a default, if not cured, but the trustee is protected in withholding notice of defaults other than in the payment of principal, interest, or sinking and improvement fund or purchase fund installments, if it determines in good faith that the withholding of notice is in the interests of the holders of the first mortgage bonds.

Anything in the indenture to the contrary notwithstanding, the right of any holder of any first mortgage bond to receive payment of the principal of and interest on such first mortgage bond on or after the due date thereof as therein expressed or to institute suit for the enforcement of the payment on or after the due date is absolute and unconditional and will not be impaired or affected without the consent of the holder. Moreover, under most circumstances, the holders of a majority in aggregate principal amount of the first mortgage bonds then outstanding have the right to require the trustee to proceed to enforce the lien of the indenture and direct and control the time, method and place of conducting any and all proceedings authorized by the indenture for any sale of the trust estate, the foreclosure of the indenture, or any other action or proceeding thereunder instituted by the trustee. The holders of not less than 75% of the aggregate principal amount of the first mortgage bonds outstanding, including not less than 60% of each series of such first mortgage bonds outstanding, may waive any past default, except for a default in the payment of principal of, premium (if any) or interest on the first mortgage bonds.

Satisfaction and Discharge

If we shall pay or provide for payment of the entire indebtedness on all first mortgage bonds as provided in the indenture and shall pay all other sums due and payable thereunder and shall so request, the trustee shall acknowledge satisfaction of the indenture and surrender the trust estate (other than cash for the payment of first mortgage bonds) to us.

Modification or Amendment of Indenture

The indenture and both our rights and obligations and those of the holders of the first mortgage bonds may be modified with the consent of the holders of not less than 75% in aggregate principal amount of the outstanding first mortgage bonds, including not less than 60% of each series affected, but no such modification shall (a) extend the maturity of any of the first mortgage bonds, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of principal thereof, or reduce any premium payable on the redemption thereof, without the consent of the holder of each first mortgage bond so affected; (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the indenture, without the consent of the holders of all the first mortgage bonds then outstanding; or (c) reduce the percentage of holders of first mortgage bonds required to approve any such supplemental indenture, without the consent of the holders of all the first mortgage bonds then outstanding.

Merger and Sale of Assets

The indenture provides that we may consolidate with or merge into any other corporation or sell, convey, transfer or lease, subject to the lien of the indenture, all of the trust estate as, or substantially as, an entirety to any corporation lawfully entitled to acquire or lease and operate the same, provided, among other things, that such action shall be upon such terms as do not in any respect impair the lien and security of the indenture, and that the corporation resulting from such merger or consolidation or into or with which we are merged, or the corporation that shall have received our properties and assets, shall assume by a supplemental indenture the due and punctual payment of the principal of and interest on all the first mortgage bonds and the performance of the covenants and conditions to be kept or performed by us.

Book-Entry Securities

DTC will act as securities depository for the Exchange Bonds. The Exchange Bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. One fully registered Exchange Bond certificate will be issued for the 5.20% Exchange Bonds, in the aggregate principal amount of the 5.20% Exchange Bonds, and will be deposited with DTC. One fully registered Exchange Bond certificate will be issued for the 6% Exchange Bonds, in the aggregate principal amount of the 6% Exchange Bonds, and will also be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of Exchange Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Bonds on the records of DTC. The ownership interest of each actual purchaser of each Exchange Bond ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Exchange Bonds, except in the event that use of the book-entry system for the Exchange Bonds is discontinued.

To facilitate subsequent transfers, all Exchange Bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such Exchange Bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Exchange Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Bonds, such as redemptions, tenders, defaults, and proposed amendments to the indenture. For example, Beneficial Owners of Exchange Bonds may wish to ascertain that the nominee holding the Exchange Bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the Exchange Bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to Exchange Bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts Exchange Bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds, principal payments, interest payments, and any premium payments on the Exchange Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the Exchange Bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Exchange Bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such Exchange Bonds by causing the Direct Participant to transfer the interest of the Participant in the Exchange Bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of Exchange Bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered Exchange Bonds to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the Exchange Bonds at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, Exchange Bond certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, Exchange Bond certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Bonds issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Bonds are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Bonds. A holder of Outstanding Bonds that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Bonds from us to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Bonds in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Bonds. Any holder who tenders Outstanding Bonds in the exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Bonds cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

The staff of the SEC takes the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") may be deemed to be a "statutory" underwriter and may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement. Pursuant to the registration rights agreements, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Bonds. We have agreed that, for a period of one year following the consummation of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

Each holder of Outstanding Bonds who wishes to exchange its Outstanding Bonds for Exchange Bonds in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer-Procedures for Tendering." In addition, each holder who is a broker-dealer and who receives Exchange Bonds for its own account in exchange for Outstanding Bonds that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by its of such Exchange Bonds.

We will not receive any proceeds from the issuance of the Exchange Bonds. Exchange Bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Bonds and any commissions or concessions received by any such persons may be deemed to be "underwriting compensation" under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreements.

There is presently no trading market for the Outstanding Bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the Exchange Bonds on a national securities exchange or on the Nasdaq Stock Market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of exchanging Outstanding Bonds for Exchange Bonds and of the ownership and disposition of the Exchange Bonds as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, our counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Exchange Bonds held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding Exchange Bonds as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United States citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Outstanding Bonds other than pursuant to their initial issuance and distribution, and who acquire Exchange Bonds other than in the exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date hereof, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

AS A PROSPECTIVE HOLDER OF EXCHANGE BONDS, YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR OWNERSHIP AND DISPOSITION OF EXCHANGE BONDS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

As used herein, a "United States Holder" means a beneficial owner of Outstanding Bonds or Exchange Bonds that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of Outstanding Bonds or Exchange Bonds that is not a United States Holder.

Exchange of Outstanding Bonds for Exchange Bonds

An exchange of Outstanding Bonds for Exchange Bonds in the exchange offer will not constitute a taxable exchange of the bonds for United States federal income tax purposes. Rather, the Exchange Bonds will be treated as a continuation of the Outstanding Bonds. As a result, you will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of your Outstanding Bonds for Exchange Bonds, and you will have the same tax basis and holding period in your Exchange Bonds as you had in your Outstanding Bonds immediately before the exchange.

United States Holders

Payments of Interest

Stated interest on Exchange Bonds will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

Sale, Exchange and Retirement of Exchange Bonds

Upon the sale, exchange or retirement of Exchange Bonds (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the Exchange Bonds. The holder's adjusted tax basis in the Exchange Bonds will be, in general, its initial purchase price for the Outstanding Bonds it is exchanging. The gain or loss upon the sale, exchange or retirement of the Exchange Bonds will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the Exchange Bonds are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 20% where the property is held for more than one year, and at a maximum rate of 18% where the property is purchased after December 31, 2000, and held for more than five years.

Non-United States Holders

Non-United States Holders not engaged in a trade or business within the United States

Payments of Interest

Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the Exchange Bonds if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder (or a financial institution acting on behalf of the holder) must file a statement with us or our paying agent confirming that the holder is the beneficial owner of the Exchange Bonds and is not a United States person. The holder should make the statement on Internal Revenue Service Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the Exchange Bonds on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if we have actual knowledge or reason to know that the beneficial owner of the Exchange Bonds is a United States Holder, we must disregard any certificate or statement to the contrary and withhold federal income tax.

The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of our stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to us through stock ownership. We will withhold federal income tax at the rate of 30% (or lower treaty rate, if applicable) in the case of interest payments to holders described in this paragraph.

Sale, Exchange and Retirement of Exchange Bonds

A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of Exchange Bonds (including a deemed disposition for United States federal income tax purposes) unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the Exchange Bonds as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the Exchange Bonds will be treated in the same manner as payments of interest on the Exchange Bonds made to the Non-United States Holder, as described above.

Non-United States Holders engaged in a trade or business within the United States

Payments of Interest

Interest paid on Exchange Bonds that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits (which may include effectively connected interest received on the Exchange Bonds) that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. We will not withhold United States federal income tax on interest paid on Exchange Bonds to a Non-United States Holder if the holder furnishes us with Internal Revenue Service Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

Sale, Exchange or Retirement of Exchange Bonds

Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of Exchange Bonds that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

Information Reporting and Backup Withholding

Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of, Exchange Bonds are subject to information reporting unless the holder establishes an exemption.

Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of, Exchange Bonds may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on Internal Revenue Service Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for 2003 is 30%; for 2004 and 2005, 29%; for 2006 though 2010, 28%; and for 2011 and later years, 31%.

Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the Exchange Bonds unless (i) the holder provides a properly completed and signed Internal Revenue Service Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the Exchange Bonds paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of Exchange Bonds to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

EXPERTS AND LEGALITY

The financial statements and related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The validity of the Exchange Bonds will be passed upon for us by Mark G. Otts, Senior Counsel, Entergy Services, Inc., New Orleans, Louisiana, as to matters of Louisiana law; Orgain, Bell & Tucker, L.L.P., Beaumont, Texas, as to matters of Texas law; and Thelen Reid & Priest LLP, New York, New York. Thelen Reid & Priest LLP may rely on the opinion of Orgain, Bell & Tucker, L.L.P. as to matters of Texas law and the opinion of Mark G. Otts as to matters of Louisiana law relevant to their opinions.

All matters pertaining to franchises, titles to property and the lien of the indenture under Louisiana law will be passed upon for us by Mark G. Otts, Senior Counsel, Entergy Services, Inc., and all matters pertaining to our organization and to franchises, titles to property and the lien of the indenture under Texas law will be passed upon for us by Orgain, Bell & Tucker, L.L.P.

The statements as to matters of law and legal conclusions made under "Description of Exchange Bonds-Security" in this prospectus have been reviewed by Mark G. Otts, Senior Counsel, Entergy Services, Inc., and Orgain, Bell & Tucker, L.L.P. and are set forth herein in reliance upon their opinions and upon their authority as experts.

The statements as to matters of law and legal conclusions made under "Material United States Federal Income Tax Consequences" in this prospectus have been reviewed by Thelen Reid & Priest LLP and are set forth herein in reliance upon their opinion and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

We have insurance covering our expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Texas permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, and, under our Restated Articles of Incorporation, our officers and directors may generally be indemnified to the full extent of such laws.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits
Number	Description of Exhibit
*3.01

Restated Articles of Incorporation of Entergy Gulf States, Inc. effective November 17, 1999 (filed as Exhibit 3(i)(d)1 to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

*3.02

By-Laws of Entergy Gulf States, Inc. effective November 26, 1999, and as presently in effect (filed as Exhibit 3(ii)(d) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

*4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain supplemental indentures (filed, respectively, as the exhibits and in the file numbers indicated: B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); 4-2 in Registration No. 33-49739 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 (Fifty-fourth); 4 to Form 10-K for the year ended December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); and A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second)).

4.02

Registration Rights Agreement dated as of November 7, 2002, among Entergy Gulf States, Inc., Lehman Brothers Inc., Banc One Capital Markets, Inc., BNY Capital Markets, Inc., SG Cowen Securities Corporation, and The Royal Bank of Scotland plc.

4.03

Registration Rights Agreement dated as of November 26, 2002, among Entergy Gulf States, Inc., ABN AMRO Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc., Scotia Capital (USA) Inc., and SG Cowen Securities Corporation.

5.01	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc., as to legality of the Exchange Bonds.
5.02	Opinion of Orgain, Bell & Tucker, L.L.P. as to legality of the Exchange Bonds.
5.03	Opinion of Thelen Reid & Priest LLP as to legality of the Exchange Bonds.
8.01	Opinion of Thelen Reid & Priest LLP as to federal income tax matters.
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 2002 in 1-27031).
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
23.03	Consent of Orgain, Bell & Tucker, L.L.P. (included in Exhibit 5.02 hereto).
23.04	Consent of Thelen Reid & Priest LLP (included in Exhibits 5.03 and 8.01 hereto).
24.01	Powers of Attorney of certain officers and directors of Entergy Gulf States, Inc. (included herein on pages S-1 and S-2).
25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank.
99.01	Form of Letter of Transmittal.
99.02	Form of Notice of Guaranteed Delivery.
99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________

*Incorporated by reference herein.

(b) Financial Statement Schedules

None

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 6, 2003.

ENTERGY GULF STATES, INC.

By:	/s/ Nathan E. Langston
Nathan E. Langston Senior Vice President and Chief Accounting Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Nathan E. Langston, Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Joseph F. Domino
Joseph F. Domino	Chairman of the Board, Director, and President and Chief Executive Officer-Texas (Principal Executive Officer)	May 6, 2003

/s/ E. Renae Conley
E. Renae Conley	Director and President and Chief Executive Officer-Louisiana (Principal Executive Officer)	May 6, 2003

/s/ Nathan E. Langston
Nathan E. Langston	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2003

/s/ Theodore H. Bunting, Jr.
Theodore H. Bunting, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2003

/s/ Donald C. Hintz
Donald C. Hintz	Director	May 6, 2003

/s/ Richard J. Smith
Richard J. Smith	Director	May 6, 2003

/s/ C. John Wilder
C. John Wilder	Director	May 6, 2003

EXHIBIT INDEX
Number	Description of Exhibit
*3.01

Restated Articles of Incorporation of Entergy Gulf States, Inc. effective November 17, 1999 (filed as Exhibit 3(i)(d)1 to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

*3.02

By-Laws of Entergy Gulf States, Inc. effective November 26, 1999, and as presently in effect (filed as Exhibit 3(ii)(d) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

*4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain supplemental indentures (filed, respectively, as the exhibits and in the file numbers indicated: B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); 4-2 in Registration No. 33-49739 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 (Fifty-fourth); 4 to Form 10-K for the year ended December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); and A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second)).

4.02

Registration Rights Agreement dated as of November 7, 2002, among Entergy Gulf States, Inc., Lehman Brothers Inc., Banc One Capital Markets, Inc., BNY Capital Markets, Inc., SG Cowen Securities Corporation, and The Royal Bank of Scotland plc.

4.03

Registration Rights Agreement dated as of November 26, 2002, among Entergy Gulf States, Inc., ABN AMRO Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc., Scotia Capital (USA) Inc., and SG Cowen Securities Corporation.

5.01	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc., as to legality of the Exchange Bonds.
5.02	Opinion of Orgain, Bell & Tucker, L.L.P. as to legality of the Exchange Bonds.
5.03	Opinion of Thelen Reid & Priest LLP as to legality of the Exchange Bonds.
8.01	Opinion of Thelen Reid & Priest LLP as to federal income tax matters.
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 2002 in 1-27031).
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
23.03	Consent of Orgain, Bell & Tucker, L.L.P. (included in Exhibit 5.02 hereto).
23.04	Consent of Thelen Reid & Priest LLP (included in Exhibits 5.03 and 8.01 hereto).
24.01	Powers of Attorney of certain officers and directors of Entergy Gulf States, Inc. (included herein on pages S-1 and S-2).
25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank.
99.01	Form of Letter of Transmittal.
99.02	Form of Notice of Guaranteed Delivery.
99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________

*Incorporated by reference herein.